ARIZONA CORPORATION COMMISSION

                                  May 29, 1998


                                                           RE: RE-00000C-94-0165

Dear Stakeholder in Retail Electric Competition:

         This document is a revision of the draft position paper dated May 19, 1998, which was distributed to interested parties. Attached is Staff's Statement of Position on several of the significant issues related to retail electric competition. By this filing, Staff requests that the Commission consider these issues at an open meeting, scheduled for 10:00 a.m. on June 3, 1998, and provide guidance as to any subsequent action that may be necessary.

         The attached positions were initially developed by a team of Commission staff members based upon review and consideration of the entire Retail Electric Competition record which has been developed over the last four years. Staff's proposal has also been influenced by input from various stakeholders. Staff has made every effort to meet with and solicit written comments from all interested stakeholders. Staff has held numerous meetings with groups of stakeholders and has received written comments from many of the interested parties.

         Perhaps because of the open nature of this process, some parties have expressed concerns regarding the ex parte rule and its relationship to the development of Staff's proposal. Specifically, some parties apparently believe that Staff may have discussed stranded cost recovery issues with individual commissioners. Let me assure you that Staff has been sensitive to the requirements of the ex parte rule throughout this process. Staff has not discussed the stranded cost issues with any commissioner during the process of developing this proposal.

         Staff does not view this current proposal as a final package. Staff has attempted to address the issues involved with implementing the transition to competition in order to give the Commission and the public a starting point for the development of subsequent rules. We believe it is appropriate for the Commissioners to now consider all of these issues together in a public forum.



Ray T. Williamson
Ray T. Williamson
Acting Director
Utilities Division
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ACC Staff Statement of Position on Retail Electric Competition

         The following represents Staff's position on several significant issues related to retail electric competition. Implementation of most of these positions will require revisions to the current rules.

A.       Stranded Cost

         The goals of the Arizona Corporation Commission are:

                  *        To avoid vertical and horizontal market power;

                  * To provide Affected Utilities an opportunity for full recovery of stranded cost;

                  *        To accurately assess the value of stranded cost;

                  * To ensure fair and reasonable treatment of all consumers; and,

                  *        To ensure the  financial  viability  of all  Affected
                           Utilities.

         In order to accomplish these objectives, it is the policy of the Arizona Corporation Commission to encourage full divestiture of generation assets. Generation assets include, but are not limited to, generating plants, power purchase contracts, and fuel contracts. Affected Utilities that voluntarily divest all generation assets shall have the opportunity to recover 100% of unmitigated stranded cost. However, Affected Utilities are not required to divest generation assets.

         "Stranded Cost" means the verifiable net difference between:

                  a. The value of all the prudent jurisdictional assets and obligations necessary to furnish electricity (such as generating plants, purchase power contracts, fuel contracts, and regulatory assets), acquired or entered into ... under traditional regulation of Affected Utilities; and

                  b.       The  market  value of those  assets  and  obligations
                           directly    attributed   to   the   introduction   of
                           competition.

         Unmitigated stranded cost shall include reasonable costs necessarily incurred to effectuate divestiture. In addition, unmitigated stranded cost shall include reasonable employee severance and retraining costs necessitated by electric competition, where not otherwise provided. Unmitigated stranded cost shall include reasonable costs associated with sale of generation assets.

         Each Affected Utility choosing divestiture must, no later than October 1, 1998, file a divestiture plan for Commission approval. Divestiture must be completed no later than January 1, 2001. No Affected Utility or its affiliate may purchase assets at any divestiture auction of any Affected Utility. However, an Affected Utility's affiliate may purchase the assets of another Affected Utility if the purchasing Affected Utility's affiliate establishes that it is the highest value bidder and that the purchase will not create
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         or  exacerbate  significant  market power  problems.  In a  divestiture situation, in no event shall an Affected Utility or its affiliates be allowed to purchase the Affected Utility's own generating assets.

         An Affected Utility shall be permitted to collect 100 percent of its stranded cost, including a return on its unamortized balance, over a ten-year period. The Commission will work with the Affected Utility to provide sufficient assurances in order to avoid triggering write-offs. If the stranded cost amount is determined to be negative, ratepayers shall be entitled to receive 100 percent through a refund, negative surcharge, or other mechanism as approved by the Commission. All
         Affected Utilities' customers shall pay their appropriate share of stranded cost either through a CTC or a standard offer rate. Stranded cost or other transition revenues authorized by the Commission shall be collected over no longer than ten years.

         If an Affected Utility chooses not to divest, the Affected Utility will transfer its generation assets to a separate corporate affiliate at a value determined by the Commission to be fair and reasonable. The terms of such transfer shall be approved by the Commission and completed prior to January 1, 2001. Each Affected Utility not choosing divestiture shall, no later than October 1, 1998, file an asset transfer proposal for Commission approval.

         If an Affected Utility does not choose divestiture, the Commission may provide sufficient revenues to an Affected Utility to maintain financial integrity, such as avoiding default under currently existing financial instruments, or to otherwise provide an allocation of stranded cost responsibilities and risks between ratepayers and shareholders, as the Commission determines to be in the public interest for a given Affected Utility. Regulatory assets shall be fully recoverable. 100 percent of stranded benefits associated with generation assets shall be refunded to customers in a manner consistent with the collection of regulatory assets.

         If an Affected Utility can demonstrate that divestiture of any particular Generation Asset is not practical and not in the public interest, the Commission in its discretion may provide the Affected Utility transition revenues, if necessary, to preserve its financial integrity, but only if such transition revenues are determined by the Commission to be in the public interest.

B.       Affiliate Rules

         The goals of the Arizona Corporation Commission are:

                  *        To  prevent  cost  sharing  and   cross-subsidization
                           between competitive and monopoly activities;

                  *        To facilitate ease of regulatory oversight;

                  * To reduce the regulatory burden on the competitive market; and,

                  * To prevent anti-competitive behavior by any utility which interferes with the competitive market.
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
         In order to accomplish these objectives, it is the policy of the Arizona Corporation Commission that the Affected Utilities create separate corporate affiliates for competitive activities. Any board member or corporate officer of a holding company may also serve in the same capacity with its utility or affiliate, but not both. The Affected Utilities will transfer competitive assets to a separate corporate affiliate at a value determined by the Commission to be fair and reasonable, subject to hearing. Costs associated with restructuring the Affected Utility into separate corporate affiliates shall be borne by the company.

         The Affected Utility must offer the same terms and conditions of service to all competitors and their customers as it offers to any of its affiliates and their customers. An Affected Utility shall neither provide, nor represent that it will provide, preferential treatment to its affiliates or its customers as compared to nonaffiliated companies or their customers.

         Any activity that creates a potential sharing of costs or confidential information between the Affected Utility and its affiliate is strictly forbidden unless approved by the Commission. Such activities may include, but are not limited to, sharing of plant, capital, equipment, employees, information, and joint purchases.

         Joint marketing programs between Affected Utilities and their affiliates are forbidden unless approved by the Commission. No trade, promotion or advertising of an affiliate's connection with the parent utility is allowed unless the affiliate discloses that the affiliate is separate from the Affected Utility.

         The Commission shall develop specific affiliate rules. Affected utilities shall file respective compliance plans demonstrating the procedures and mechanisms implemented to ensure activities prohibited by these rules will not take place.

C.       Implementation of Competition

         The goals of the Arizona Corporation Commission are:

                  * To ensure just and reasonable rates in a competitive market;

                  *        To  provide  the  benefits  of   competition  to  all
                           ratepayers in a timely manner;

                  * To ensure a smooth transition from monopoly to competition;

                  * To ensure that the implementation of competitive services is technically feasible; and,

                  *        To   reduce   unnecessary   burden   caused   by  the
                           transition.

         In order to accomplish these objectives, it is the policy of the Arizona Corporation Commission to implement direct access where technically feasible, offer benefits in lieu of competition to customers without direct access, reduce the length of the transition period, and create a Residential Phase-In Program to enable Electric Service Providers (ESP) and residential customers to gain experience in the retail electric power market.
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
1.       Timing and Customer Selection

         Customers with load of 1 MW and above will have access to competitive electric power services on 1/1/99.

         Customers with load greater than or equal to 40 kW can be aggregated to achieve the 1 MW threshold starting on 1/1/99.

         All customers will have access to competitive electric services on 1/1/01.

2.       Targeted Rate Decreases

         Standard offer rates shall be reduced for retail customers who are unable to choose competitive electric generation during the transition period. These rate reductions are to be determined separately for each Affected Utility and are targeted to be in the range of at least 3%-5%.

3.       Residential Phase-In Program

         An Affected Utility will offer residential customers an opportunity to participate in a Residential Phase-In Program. 1/2 of 1% of residential customers will have access to competition on 7/1/99. The number of customers will be increased by 1/2 of 1% every quarter through the transition period. Access to the program will be on a first-come first-serve basis.

         An Affected Utility will file a Residential Phase-In Program Proposal to the Commission for approval by March 31, 1999.

D.       Metering and Billing

         The goals of the Arizona Corporation Commission are:

                  * To ensure vigorous competition in the electric power market;

                  *        To promote efficient consumption of electric power;

                  *        To spur technological innovation;

                  * To ease the transactional burden of competitive access; and,

                  *        To ensure reliability of the system.

         In order to  accomplish  these  objectives,  competitive  metering  and
         billing   services  will  be  offered  to  customers   with  access  to
         competitive electric power services.

1.       Metering

         Competitive metering shall be offered to customers having access to competitive electric power services as of 1/1/99. These services can be provided by the Affected Utility, the Electric Service Provider (ESP), or their Agents.

         Customers can own meters provided they are purchased from a ESP or the Affected Utility and control of the meter remains a responsibility of the customer's ESP or Affected Utility.
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
         The Affected Utility may provide metering service within its territory under a tariffed rate.

         A Universal Node Identifier shall be assigned for each service delivery point by the Affected Utility whose distribution system serves the customer.

         All competitive metering data shall be translated into a consistent, statewide format that can be used by Affected Utilities and the Electric Service Providers. Data translation does not have to occur at the meter. The transmittal of billing data among suppliers will be via electronic data interface (EDI) data file format.

         Competitive customers with an hourly load less than 20 kW will be permitted to use load profiling after the transition period.

2.       Billing

         Customers having access to competitive electric power services can choose whether bills will be provided by the Affected Utility or the ESP or both.

         Functionally, disconnects and connects should be coordinated by the Affected Utility. Only the Affected Utility may order connects, disconnects and reconnects.

         Customer specific billing data will only be released to parties to whom customers have given authorization.

         All delinquent bills shall be subject to the provisions of the Affected Utility's termination procedures.

E.       Local Distribution Company Services

         The goals of the Arizona Corporation Commission are:

                  * To create a safe haven for customers not choosing competitive electric power services;

                  *        To ensure access to electric power for all customers;
                           and,

                  *        To ensure the continued regulation of these services.

         In order to accomplish these objectives, an Affected Utility acting as a Local Distribution Company shall continue to offer bundled electric power service, or standard offer, to all customers. This service shall continue to be regulated. In addition, the Affected Utilities shall continue to finance programs through a system benefits charge.

1.       Standard Offer

         The Affected Utility will provide Standard Offer Service.

         During the transition period, customers can change suppliers every two billing cycles. After the transition period, customers can change suppliers at the end of their existing electric service provider's billing cycle. There shall be no additional constraints for a consumer switching to or from the Standard Offer Service.
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
         Subsequent to the transition period, power purchased to serve standard offer customers will be acquired through competitive bid. These contracts shall contain provisions allowing the Affected Utility to ratchet down its power purchases. If the cost of such a ratchet provision is unreasonable, the Affected Utility may file for an exemption from this rule.

         The Affected Utility, acting as the local distribution company, shall be the Provider of Last Resort. Reasonable costs incurred in fulfilling this duty may be recovered through a distribution system-wide tariff approved by the Commission.

2.       System Benefits

         The  Affected  Utility  shall  continue  to  offer  programs,  such  as
         low-income   assistance,    demand-side    management,    and   nuclear
         decommissioning, financed through a system benefits charge.

F.       Transmission and Dispatch

         The goals of the Arizona Corporation Commission are:

                  * To ensure fair and non-discriminatory retail access to the transmission and distribution system;

                  * To promote the development of a competitive market for retail generation; and,

                  *        To ensure continued system reliability.

         Affected Utilities shall provide non-discriminatory open access to transmission and distribution facilities to serve all customers. No preference shall be given to any distribution customer based upon whether the customer is purchasing power under the Affected Utility's standard offer or in the competitive market.

         Affected Utilities must join an independent system operator whose activities include, but are not limited to, the following:

         1.       Short-run reliability;

         2.       Administration of grid-wide tariff;

         3.       Managing congestion and establishing congestion pricing;

         4. Planning transmission expansion for reliability and commercial needs;

         5.       Emergency operations;

         6.       Provision and pricing of ancillary services;

         7.       Facilitate Alternative Dispute Resolution (ADR) process;

         8.       Operate the Open Access Same-time Information System (OASIS);
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
         9.       Resolve "seams" issues; and,

         10.      Either  develop  its  own  reliability   standards  or  follow
                  WSCC/NERC (NAERO) standards.

         Until an independent system operator is created, the Affected Utilities must participate in an independent scheduling administrator whose duties include, but are not limited to, the following:

         1.       Participate  in  the   determination  of  Total   Transmission
                  Capacity (TTC);

         2.       Define, review and exercise oversight of committed use;

         3.       Responsible   for  Available   Transmission   Capacity   (ATC)
                  calculation;

         4.       Operate overarching OASIS;

         5.       Receive copy of transmission schedule;

         6.       Receive and post curtailment information; and,

         7.       Provide  dispute   resolution  process  for  transmission  use
                  denials and curtailment orders.

         Costs   associated  with  the   establishment   and  operation  of  the
         independent scheduling administrator shall be recovered through a distribution charge assessed to competitive customers.

         Costs associated with the establishment and operation of the independent system operator shall be recovered from customers using the transmission system, including the transmission owner's customers, through FERC-regulated prices, which are set on a non-discriminatory basis.

         The Commission shall determine which generation units are must-run units for distribution reliability and mitigation of market power, and will regulate the price of power from such units.

         The terms of the must-run contracts will be finalized prior to the divestiture of the must-run units.
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